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Exhibit 5.1

May 7, 2021

Zix Corporation

2711 North Haskell Ave.

Suite 2300, LB 36

Dallas, Texas 75204-2960

Ladies and Gentlemen:

We have acted as counsel to Zix Corporation, a Texas corporation (the “Company”), with respect to certain legal matters in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed on or about the date hereof by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of the offer and sale by the Company from time to time of 635,500 shares of the Company’s common stock, par value $0.01 per share (the “Common Shares”), options and other rights to purchase or acquire Common Shares covered by the Registration Statement or otherwise issuable pursuant to the inducement equity awards (the “Inducement Awards”) authorized by the Company’s Board of Directors in November 2020 in accordance with Nasdaq Listing Rule 5635(c)(4) (the “2020 Authorization”) and, pursuant to Rule 416(a) under the Securities Act, an additional indeterminate number of Common Shares, options and rights that may be offered or issued pursuant to the 2020 Authorization, as a result of one or more adjustments under the 2020 Authorization to prevent dilution resulting from one or more stock splits, stock dividends or similar transactions. As permitted by Nasdaq Listing Rule 5635(c)(4), the Inducement Awards have not been approved by the shareholders of the Company. At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.

In our capacity as your counsel in the connection referred to above, we have examined originals, or copies certified or otherwise identified, of the Restated Articles of Incorporation of the Company and the Second Amended and Restated Bylaws of the Company, each as amended to date, corporate records of the Company, including minute books of the Company as furnished to us by the Company, certificates of public officials and of representatives of the Company, statutes, including the Texas Business Organizations Code, as amended (the “TBOC”), and other records, certificates, documents and instruments that we have deemed necessary or appropriate for purposes of rendering the opinion set forth below.

In connection with rendering the opinion set forth below, we have assumed that (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective; (ii) all Common Shares will be offered and sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement; (iii) the certificates for the Common Shares will conform to the specimens thereof examined by us and will have been duly countersigned by a transfer agent and duly registered by a registrar of such Common Shares, or, if uncertificated, valid book-entry notations will have been made in the register of the Company or its agent in accordance with the provisions of the governing documents of the Company; and (iv) each document submitted to us for review is accurate and complete, each such document that is an original is authentic, each such document submitted to us as a copy conforms to the original of such document and all signatures on each such document are genuine.

Based upon the foregoing, and subject to the assumptions, limitations and qualifications set forth herein, we are of the opinion that the Common Shares that may be issued and delivered pursuant to the Inducement Awards and the authorized form of any related options and rights that may be issued and delivered pursuant to the 2020 Authorization will be, when issued and delivered pursuant to the Inducement Awards and the 2020 Authorization, duly authorized, validly issued, fully paid and nonassessable.

The foregoing opinion is limited in all respects to the TBOC, as published in effect on the date hereof, and applicable reported judicial decisions, rules and regulations interpreting and implementing the TBOC. We express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Baker Botts L.L.P.